UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2016

BRIGGS & STRATTON CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-1370	39-0182330
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12301 West Wirth Street, Wauwatosa, Wisconsin 53222
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (414) 259-5333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

ITEM 1.01.    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On March 25, 2016, Briggs & Stratton Corporation (the “Company”) and Briggs & Stratton AG (“B&S AG”), as borrowers, entered into a $500 million amended and restated multicurrency credit agreement (the “Credit Agreement”) with various financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement replaces that certain multicurrency credit agreement among the Company, B&S AG, various financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent, dated as of October 13, 2011, as previously amended. The Company intends to use the new revolving credit facility for general corporate purposes.
The Credit Agreement provides for a revolving credit facility that matures on March 25, 2021. The initial maximum availability under the revolving credit facility is $500 million, of which, in addition to the outstanding letters of credit discussed in the following sentence, $1.1 million was drawn as of March 25, 2016. Availability under the revolving credit facility is also reduced by outstanding letters of credit, of which approximately $4.9 million were outstanding as of March 25, 2016. The Company also has a commercial paper facility under which it is required to maintain availability under the Credit Agreement in an amount at least equal to the amount outstanding under the commercial paper facility, which was approximately $31.3 million as of March 25, 2016. The Company may from time to time increase the maximum availability under the Credit Agreement in the form of revolving and/or term loans by up to $250 million if certain conditions are satisfied, including (i) the absence of any default under the Credit Agreement, and (ii) the Company obtaining the consent of the lenders participating in each such increase.
Borrowings under the Credit Agreement generally bear interest at a variable rate equal to (i) LIBOR for the applicable interest period plus a specified margin based upon the Company's average net leverage ratio (as defined in the Credit Agreement) (the “Average Net Leverage Ratio”), or (ii) the base rate (which is the highest of (a) the administrative agent's prime rate, (b) the greater of (x) the federal funds effective rate and (y) the overnight bank funding rate, plus in each case 0.50%, and (c) the sum of 1% plus one-month LIBOR) plus a specified margin based upon the Company's Average Net Leverage Ratio.
The Company must also pay (1) a commitment fee on the aggregate amount of revolving commitments that are unused from time to time, which fee ranges from 17.5 to 35.0 basis points per annum, and (2) a letter of credit fee ranging from 62.5 to 225.0 basis points per annum on the undrawn amount of letters of credit, in each case determined based upon the Company’s Average Net Leverage Ratio from time to time.
The Credit Agreement contains various restrictions and covenants applicable to the Company and, with certain exceptions, its subsidiaries. Among other requirements, the Company may not permit (i) the ratio of average funded debt (as defined in the Credit Agreement) on the last day of any fiscal quarter of the Company to consolidated net income (excluding, among other things, certain non-cash losses and gains) before, among other things, interest, taxes, depreciation, amortization, and certain other losses, expenses and charges (“EBITDA”) for the four consecutive fiscal quarters then ended (the “Leverage Ratio”) to exceed 3.50 to 1.00, and (ii) the ratio of its EBITDA for any period of four consecutive fiscal quarters to its consolidated interest expense, including consolidated yield or discount accrued as to outstanding securitization obligations (if any), for the same period to be less than 3.00 to 1.00. The Company may, up to two times during any five consecutive year term of the Credit Agreement, in connection with an acquisition involving at least $100 million of aggregate consideration, increase the maximum Leverage Ratio to 4.00 to 1.00 as of the end of each of the first two periods of four consecutive fiscal quarters ending on or after the acquisition and to 3.75 to 1.00 as of the end of the immediately following two periods of four consecutive fiscal quarters.
Except for customary provisions relating to the obligations of defaulting lenders and the cash collateralization of letters of credit in limited circumstances, all borrowings under the Credit Agreement are unsecured. However, Briggs & Stratton Power Products Group, LLC unconditionally guarantees, and certain other subsidiaries of the Company may in the future be required to unconditionally guarantee, the Company’s and certain other subsidiaries’ obligations from time to time arising under the Credit Agreement and under certain hedging and banking services agreements, and the Company unconditionally guarantees the obligations of B&S AG and any other subsidiaries’ obligations under the Credit Agreement and under certain hedging and banking services agreements. Certain subsidiaries of the Company may become borrowers under the Credit Agreement.
The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the administrative agent may declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, if, among other things, the Company or B&S AG or

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

any other subsidiary borrower under the Credit Agreement, while it remains a borrower under the Credit Agreement, becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Credit Agreement will automatically become immediately due and payable.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information under Item 1.01 is incorporated herein by reference.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIGGS & STRATTON CORPORATION
(Registrant)

Date: March 30, 2016	/s/ Mark A. Schwertfeger
Mark A. Schwertfeger
Senior Vice President and Chief Financial Officer
Duly Authorized Officer

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